Exhibit 4.8

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of May 29, 2025 (including Exhibit A attached hereto, this “Second Amendment”), among Nexxen Group US Holdings Inc (f/k/a Unruly Group US Holding Inc.), a Delaware corporation (the “Borrower”), NEXXEN HOLDINGS LTD (f/k/a Unruly Holdings Limited), a private limited company organized under the laws of England and Wales (“Holdings”), Nexxen International Ltd. (f/k/a Tremor International Ltd.), a company organized under the laws of the State of Israel (the “Parent”), the other Guarantors party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, each a “Lender”), each L/C Issuer party hereto and Royal Bank of Canada (“RBC”), as Administrative Agent and Collateral Agent. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement (as modified hereby).

RECITALS:

WHEREAS, reference is hereby made to that certain Credit Agreement, dated as of September 12, 2022 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time prior to the Second Amendment Effective Date referred to below, the “Credit Agreement”), among, inter alios, the Borrower, Holdings, the Parent, each Lender party thereto, each L/C Issuer party thereto and RBC as Administrative Agent and Collateral Agent; and

WHEREAS, pursuant to Section 10.01 of the Credit Agreement, the Loan Parties and the Lenders agree to amend certain provisions of the Credit Agreement as set forth herein, in each case subject to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

A.          Amendments to Credit Agreement and Schedules to the Credit Agreement; Specified Commitment Terminations. Effective as of the Second Amendment Effective Date, and subject to the terms and conditions set forth herein:

1.          The Credit Agreement is hereby amended to incorporate the changes reflected in the redlined version of the Credit Agreement attached hereto as Exhibit A to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Exhibit A attached hereto.

2.          The Revolving Credit Commitments in effect immediately prior to giving effect to this Second Amendment on the Second Amendment Effective Date are hereby terminated as follows (and in the following order): (i) the existing Revolving Credit Commitments held by Goldman Sachs Bank USA are hereby terminated in their entirety (and, for the avoidance of doubt, immediately upon giving effect to such termination, Goldman Sachs Bank USA shall not be a Lender or an L/C Issuer (with such termination constituting the resignation of Goldman Sachs Bank USA as an L/C Issuer with immediate effect notwithstanding anything to the contrary in Section 10.07(l) of the Credit Agreement)), (ii) the existing Revolving Credit Commitments held by Royal Bank of Canada are hereby terminated in an aggregate amount equal to $2,500,000, (iii) the existing Revolving Credit commitments held by HSBC Bank USA, N.A. are hereby terminated in an aggregate amount equal to $12,500,000 and (iv) the existing Revolving Credit Commitments held by First-Citizens Bank & Trust Company are hereby terminated in an aggregate amount equal to $10,000,000 (the terminations described in this Section A.2, the “Specified Commitment Terminations”).

3.          The Bank of Nova Scotia is hereby appointed as an L/C Issuer under the Credit Agreement and the other Loan Documents with the portion of the Letter of Credit Sublimit specified in Exhibit B attached hereto, The Bank of Nova Scotia hereby accepts such appointment, and each of the Borrower and the Administrative Agent consent to such appointment. For the avoidance of doubt, each of the Borrower, the Administrative Agent and each L/C Issuer (including The Bank of Nova Scotia) hereby consent to each of Citibank, N.A. and The Bank of Nova Scotia being a Revolving Credit Lender.

4.          Schedule 1.01(c) to the Credit Agreement is hereby amended and restated in its entirety as set forth in Exhibit B attached hereto.

5.          The portion of Schedule 2.01 to the Credit Agreement entitled “Revolving Credit Commitment” is hereby amended and restated in its entirety (for the avoidance of doubt, after giving effect to the Specified Commitment Terminations) as set forth in Exhibit B attached hereto.

B.          Conditions Precedent. This Second Amendment shall become effective as of the first date (the “Second Amendment Effective Date”) when each of the conditions set forth in this Section B shall have been satisfied:

1.          The Administrative Agent shall have received duly executed counterparts hereof that, when taken together, bear the signatures of (a) the Borrower, (b) Holdings, (c) the Parent, (d) each other Guarantor, (e) the Administrative Agent and the Collateral Agent and (f) each Lender and each L/C Issuer.

2.          The Borrower shall have (a) paid all fees and other amounts earned, due and payable to the Agents pursuant to any agreements or arrangements pursuant to which the Borrower has agreed to compensate any Agent in connection with the transactions contemplated by this Second Amendment and (b) to the extent invoiced at least two Business Days prior to the Second Amendment Effective Date, reimbursed or paid all reasonable and documented out-of-pocket expenses in connection with this Second Amendment and any other reasonable and documented out-of-pocket expenses of the Agents, including the reasonable fees, charges and disbursements of counsel for the Agents as required to be paid or reimbursed pursuant to the Credit Agreement.

3.          No Default or Event of Default shall have occurred and be continuing on the Second Amendment Effective Date (both immediately before and immediately after giving effect to this Second Amendment and the transactions contemplated by this Second Amendment).

4.          The Administrative Agent shall have received a certificate, dated as of the Second Amendment Effective Date and executed by a Responsible Officer of the Borrower, certifying (a) that the condition in Section B.3. above has been satisfied on such date and (b) as to the accuracy (with respect to clauses (i) and (ii) of Section C.1. of this Second Amendment, in all material respects) of the matters set forth in Section C.1. of this Second Amendment.

5.          Other than in relation to Parent, Holdings and each UK Subsidiary Guarantor, the Administrative Agent shall have received (x) a certificate of good standing (or equivalent, to the extent applicable in the relevant jurisdiction) with respect to each Loan Party from the Secretary of State (or equivalent official) of the State of such Loan Party’s organization and (y) a certificate executed by a Responsible Officer of the Borrower, dated the Second Amendment Effective Date, attaching (i) a true and complete copy of the certificate of incorporation (or other applicable charter document) of each Loan Party, including all amendments thereto, as in effect on the Second Amendment Effective Date, certified as of a recent date by the Secretary of State (or analogous official) of the jurisdiction of its organization, that has not been amended since the date of the last amendment thereto shown on the certificate of good standing (or equivalent, to the extent applicable) furnished pursuant to clause (x) above, (ii) a true and complete copy of the by-laws (or other applicable operating agreements) of each Loan Party as in effect on the Second Amendment Effective Date and (iii) a true and complete copy of resolutions duly adopted or written consents duly executed by the board of directors (or equivalent governing body or any committee thereof) of each Loan Party authorizing the execution, delivery and performance of this Second Amendment, the Credit Agreement and the other Loan Documents (in each case, as modified hereby) and certifying that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect.  Notwithstanding the foregoing, the conditions set forth in clauses (y)(i) and (y)(ii) of the immediately preceding sentence may be satisfied by a certification of a Responsible Officer of the Borrower certifying that there have been no changes to the applicable Organization Documents referred to in clauses (y)(i) and (y)(ii) in the immediately preceding sentence since the versions thereof previously delivered to the Administrative Agent.

6.          In relation to Holdings and each UK Subsidiary Guarantor, the Administrative Agent shall have received a certificate from each of Holdings and each UK Subsidiary Guarantor (signed by a director), dated the Second Amendment Effective Date, attaching (i) a true and complete copy of its certificate of incorporation, including any certificates of change of name, as in effect on the Second Amendment Effective Date, (ii) a true and complete copy of its articles of association as in effect on the Second Amendment Effective Date and (iii) a true and complete copy of resolutions duly adopted or written consents duly executed by its board of directors authorizing the execution, delivery and performance of this Second Amendment, the performance of the Credit Agreement and the other Loan Documents (in each case, as modified hereby) and certifying that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect.

7.          In relation to Parent, the Administrative Agent shall have received a certificate signed by an authorized signatory of the Parent dated the Second Amendment Effective Date, attaching (i) a true and complete copy of its certificate of incorporation, including any certificates of change of name, as in effect on the Second Amendment Effective Date, (ii) a true and complete copy of its articles of association as in effect on the Second Amendment Effective Date, (iii) a true and complete copy of its directors registry, as in effect on the Second Amendment Effective Date, (iv) an up to date extract from a search against Parent at the Israeli Companies Registrar, evidencing that (x) it is not registered by the Israeli Companies Registrar as a "company in breach" (“hevrah meferah”) and (y) there is no outstanding Lien over its assets other than as permitted under the Loan Documents, (v) true and complete copy of a resolution of its board of directors authorizing the execution, delivery and performance of this Second Amendment, the performance of the Credit Agreement and the other Loan Documents (in each case, as modified hereby), certifying that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect, and certifying, pursuant to sections 256(d) and 282 of the Israeli Companies Law, that all approvals, as required under the Israeli Companies Law (including, without limitation, to the extent applicable, under sections 256, 270-272 and Section 277 thereof) and its Organization Documents, have been duly obtained for the transactions contemplated by this Second Amendment and each Loan Document to which it is a party, (vi) attaching a specimen of the signature of the person(s) authorized by the resolution referred to in (iv) above, and (vii) certifying that each copy document relating to it specified in this Section B.7 is correct, complete and in full force and effect as at the Second Amendment Effective Date.

8.          The Administrative Agent shall have received a solvency certificate executed by the chief financial officer (or similar officer) of the Parent substantially in the form of Exhibit G attached to the Credit Agreement (with appropriate adjustments to reflect the transactions contemplated hereby).

9.          The Administrative Agent shall have received a legal opinion of (a) Pillsbury Winthrop Shaw Pittman LLP, New York counsel to the Loan Parties, (b) Naschitz Brandes Amir, Israeli counsel to the Loan Parties and (c) White & Case LLP, English counsel to the Lenders, in each case, addressed to the Administrative Agent, the Collateral Agent, each Lender and each L/C Issuer and in form and substance reasonably satisfactory to the Administrative Agent.

10.          The Administrative Agent shall have received, for the ratable benefit of the Lenders party hereto, an upfront fee in an amount equal to 0.05% of the aggregate outstanding Revolving Credit Commitments on the Second Amendment Effective Date (immediately after giving effect to this Second Amendment and the transactions contemplated hereby (including the Specified Commitment Terminations)).

11.          On the Second Amendment Effective Date, the Borrower shall have paid in full all accrued and unpaid (a) interest on all outstanding Revolving Credit Loans, if any, (b) Commitment Fees and (c) fees pursuant to Section 2.03(h) of the Credit Agreement, if any, in each case, accrued up to but not including the Second Amendment Effective Date and irrespective of whether such accrued amounts are otherwise then due and payable by the terms of the Credit Agreement.

12.          The Administrative Agent shall have received, on or prior to the Second Amendment Effective Date, all documentation and other information with respect to the Loan Parties that is requested by the Administrative Agent or a Lender party hereto and is required by regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, in each case, to the extent reasonably requested in writing at least 5 Business Days prior to the Second Amendment Effective Date by the Administrative Agent or any Lender party hereto.

C.	Other Terms.

Loan Party Representations and Warranties. By execution of this Second Amendment, each Loan Party party hereto hereby represents and warrants, on behalf of itself and its respective Subsidiaries that are Loan Parties, that as of the Second Amendment Effective Date:

(i)
such Loan Party party hereto has the corporate or other organizational power and authority to execute and deliver this Second Amendment and carry out the terms and provisions of this Second Amendment and the Credit Agreement and the other Loan Documents (in each case, as modified hereby) and has taken all necessary corporate or other organizational action to authorize the execution and delivery of this Second Amendment and performance of this Second Amendment and the Credit Agreement and the other Loan Documents (in each case, as modified hereby);

(ii)
such Loan Party party hereto has duly executed and delivered this Second Amendment and each of this Second Amendment and the Credit Agreement and the other Loan Documents (in each case, as modified hereby) constitutes the legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, subject to the Legal Reservations;

(iii)
the representations and warranties of each such Loan Party contained in Article V of the Credit Agreement and in the other Loan Documents (in each case, as modified hereby) are true and correct in all material respects (or, for any representation and warranty already qualified by materiality, in all respects) on and as of the Second Amendment Effective Date to the same extent as though made on and as of the Second Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, for any representation and warranty already qualified by materiality, in all respects) on and as of such earlier date; and

(iv)	no Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated hereby.

Amendment, Modification and Waiver. This Second Amendment may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered in accordance with the provisions of Section 10.01 of the Credit Agreement.

Entire Agreement. This Second Amendment, the Credit Agreement (as modified hereby) and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

GOVERNING LAW. THIS SECOND AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Severability. Any term or provision of this Second Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Second Amendment or affecting the validity or enforceability of any of the terms or provisions of this Second Amendment in any other jurisdiction. If any provision of this Second Amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Counterparts. This Second Amendment may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by fax or other electronic transmission of an executed counterpart of a signature page to this Second Amendment shall be effective as delivery of an original executed counterpart of this Second Amendment and the words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Second Amendment shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Administrative Agent may, in its discretion, require that any such documents and signatures executed electronically or delivered by fax or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature executed electronically or delivered by fax or other electronic transmission.

7.	Submission to Jurisdiction. Each party hereto irrevocably and unconditionally:

a.
submits for itself and its property in any legal action or proceeding relating to this Second Amendment and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York sitting in the Borough of Manhattan and appellate courts from any thereof;

b.
consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

c.
agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at such address of which the Administrative Agent shall have been notified pursuant to Section 10.02 of the Credit Agreement;

d.	agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

e.
waives, to the maximum extent not prohibited by applicable law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section C.7. any special, exemplary, punitive or consequential damages; and

f.	agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

8.          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECOND AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.          Reaffirmation.  By executing and delivering a counterpart hereof, (i) each Loan Party hereto, on behalf of itself and its respective Subsidiaries that are Loan Parties hereby agrees that, as of the Second Amendment Effective Date and after giving effect to this Second Amendment and the transactions contemplated hereby, all Obligations of the Borrower shall be guaranteed pursuant to the Guaranty in accordance with the terms and provisions thereof and shall be secured pursuant to the Collateral Documents in accordance with the terms and provisions thereof; (ii) each Loan Party hereto, on behalf of itself and its respective Subsidiaries that are Loan Parties that, hereby (A) agrees that, notwithstanding the effectiveness of this Second Amendment, as of the Second Amendment Effective Date and after giving effect thereto, the Collateral Documents continue to be in full force and effect, (B) agrees that, as of the Second Amendment Effective Date and after giving effect to this Second Amendment and the transactions contemplated hereby, all of the Liens and security interests created and arising under each Collateral Document to which it is a party remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, as collateral security for its Obligations under the Loan Documents (as modified hereby) to which it is a party, in each case, to the extent provided in, and subject to the limitations and qualifications set forth in, such Loan Documents (as modified hereby) and (C) affirms and confirms all of its obligations and liabilities under the Credit Agreement and each other Loan Document (as modified hereby) to which it is a party, in each case after giving effect to this Second Amendment and the transactions contemplated hereby, including its guarantee of the Obligations and the pledge of and/or grant of a security interest in its assets as Collateral pursuant to the Collateral Documents to which it is a party to secure such Obligations, all as provided in the Collateral Documents, and acknowledges and agrees that, as of the Second Amendment Effective Date, such obligations, liabilities, guarantee, pledge and grant continue in full force and effect in respect of, and to secure, such Obligations under the Credit Agreement and the other Loan Documents, in each case after giving effect to this Second Amendment and the transactions contemplated hereby; and (iii) each Loan Party hereto, on behalf of itself and its respective Subsidiaries that are Loan Parties, hereby agrees that nothing in the Credit Agreement, this Second Amendment or any other Loan Document shall be deemed to require the consent of such Loan Party to any future amendment to the Credit Agreement (as modified hereby).

10.          Miscellaneous.  This Second Amendment shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents (in each case, as modified hereby).  Except as specifically modified by this Second Amendment, (i) the Credit Agreement and the other Loan Documents shall remain in full force and effect and (ii) the execution, delivery and performance of this Second Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Lender under, the Credit Agreement or any of the other Loan Documents.

11.          Joint Lead Arranger and Joint Bookrunning Manager. Pursuant to that certain Engagement Letter (the “Engagement Letter”), dated as of April 24, 2025, between Royal Bank of Canada and the Borrower, (i) RBC Capital Markets1 (“RBCCM”) was appointed as lead arranger and bookrunning manager with respect to the transactions contemplated thereby and hereby and (ii) the Borrower may appoint additional lead arrangers and bookrunning managers with respect to the transactions contemplated thereby and hereby with the consent of RBCCM. The Borrower hereby appoints The Bank of Nova Scotia to act as a joint lead arranger and joint bookrunning manager with respect to the transactions contemplated by the Engagement Letter and hereby and RBCCM hereby agrees to such appointments (subject to the terms of the Engagement Letter).

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

1 RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Second Amendment as of the date first set forth above.

NEXXEN GROUP US HOLDINGS INC., as the Borrower By: /s/ Amy Rothstein Name: Amy Rothstein Title: Chief Legal Officer By: /s/ Sagi Niri Name: Sagi Niri Title: Chief Financial Officer

NEXXEN HOLDINGS LTD, as Holdings By: /s/ Amy Rothstein Name: Amy Rothstein Title: Chief Legal Officer By: /s/ Sagi Niri Name: Sagi Niri Title: Chief Financial Officer

NEXXEN INTERNATIONAL LTD., as the Parent By: /s/ Amy Rothstein Name: Amy Rothstein Title: Chief Legal Officer By: /s/ Sagi Niri Name: Sagi Niri Title: Chief Financial Officer

NEXXEN GROUP LTD, as a Guarantor By: /s/ Amy Rothstein Name: Amy Rothstein Title: Chief Legal Officer By: /s/ Sagi Niri Name: Sagi Niri Title: Chief Financial Officer

R1DEMAND, LLC, as a Guarantor By: /s/ Amy Rothstein Name: Amy Rothstein Title: Chief Legal Officer By: /s/ Sagi Niri Name: Sagi Niri Title: Chief Financial Officer

NEXXEN GROUP LLC, as a Guarantor By: /s/ Amy Rothstein Name: Amy Rothstein Title: Chief Legal Officer By: /s/ Sagi Niri Name: Sagi Niri Title: Chief Financial Officer

YUME, INC., as a Guarantor By: /s/ Amy Rothstein Name: Amy Rothstein Title: Chief Legal Officer By: /s/ Sagi Niri Name: Sagi Niri Title: Chief Financial Officer

TAPTICA, INC., as a Guarantor By: /s/ Amy Rothstein Name: Amy Rothstein Title: Chief Legal Officer By: /s/ Sagi Niri Name: Sagi Niri Title: Chief Financial Officer

NEXXEN, INC, as a Guarantor By: /s/ Amy Rothstein Name: Amy Rothstein Title: Chief Legal Officer By: /s/ Sagi Niri Name: Sagi Niri Title: Chief Financial Officer

AMOBEE INTERNATIONAL, INC., as a Guarantor By: /s/ Amy Rothstein Name: Amy Rothstein Title: Chief Legal Officer By: /s/ Sagi Niri Name: Sagi Niri Title: Chief Financial Officer

ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent By: /s/ Anastasiya Andrushchyshyn Name: Anastasiya Andrushchyshyn Title: Manager, Agency Services

ROYAL BANK OF CANADA, as an L/C Issuer and a Lender By: /s/ Jessica Li Name: Jessica Li Title: Authorized Signatory

HSBC BANK USA, N.A., as a Lender By: /s/ Mackenzie Wood Name: Mackenzie Wood Title: Senior Vice President #23666

FIRST-CITIZENS BANK & TRUST COMPANY (successor by purchase to the Federal Deposit Insurance Corporation as Receiver for Silicon Valley Bridge Bank, N.A. (as successor to Silicon Valley Bank)), as an L/C Issuer and a Lender

By:          /s/ Jaime Mariano
Name: Jaime Mariano
Title: Managing Director

THE BANK OF NOVA SCOTIA, as an L/C Issuer and a Lender By: /s/ Yvonne Bai Name: Yvonne Bai Title: Director

CITIBANK, N.A., as a Lender By: /s/ Thad Garrison Name: Thad Garrison Title: Director/VP - Citibank

EXHIBIT A

[Credit Agreement]

EXHIBIT B

[Amended Schedules to Credit Agreement]